Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member

OCI Beaumont LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 of OCI Partners LP of our report dated May 16, 2013, except as to Note 1, which is as of September 6, 2013, with respect to the balance sheets of OCI Beaumont LLC (formerly, Pandora Methanol LLC) as of December 31, 2012 and 2011, and the related statements of operations, member’s equity, and cash flows for the years then ended, which report appears in the registration statement on Form S-1 (No. 333-189350), as amended, of OCI Partners LP dated September 23, 2013.

Our report includes an explanatory paragraph that states the financial statements as of and for the year ended December 31, 2012 have been restated.

/s/ KPMG LLP

Houston, Texas

October 16, 2013